UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                    March 14, 2007

ProUroCare Medical Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-103781	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
5500 Wayzata Blvd., Suite 310, Golden Valley, MN		55416
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code        952-476-9093

One Carlson Parkway, Suite 124, Plymouth, MN 55447

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01   Entry into Material Definitive Agreements

Amendments to Promissory Notes

On March 20, 2007, ProUroCare Medical Inc. (the “Company”) amended a $75,000 promissory note agreement with Mr. Roman Pauly (the “Pauly Note”).  On January 22, 2007, the Company repaid $25,000 of the Pauly Note, leaving $50,000 remaining outstanding.  This amendment extends the due date of the remaining amount due under the Pauly Note until the Company closes on an aggregate of $750,000 or more of additional financing following the date of the amendment.  In connection with the amendment, following repayment of the Pauly Note, the Company will issue a five-year warrant to Mr. Pauly to acquire 417 shares of the Company’s common stock for each day the Pauly Note is outstanding, at $0.50 per share.  The warrants so issued will be exempt from registration under Section 4(2) of the Securities Act of 1934, as amended, as they will be issued in a non-public offering to an accredited investor.

On March 20, 2007, the Company amended a $100,000 promissory note agreement with Adron Holdings, LLC (the “Adron Note”).  This amendment extends the due date of the Adron Note until the first of (1) the Company closes on an aggregate of $750,000 or more of additional financing following the date of the amendment, or (2) April 30, 2007.  In connection with the amendment, the Company issued to Adron a five-year warrant dated February 1, 2007 to acquire 50,000 shares of Company common stock, and following repayment of the Adron Note, the Company will issue additional five-year warrant to Adron to acquire 1,667 shares of the Company’s common stock for each day the Adron Note is outstanding on and after March 1, 2007, at $0.50 per share.  The warrants so issued will be exempt from registration under Section 4(2) of the Securities Act of 1934, as amended, as they will be issued in a non-public offering to an accredited investor.

Amendment to Urologix Memorandum of Understanding

On March 21, 2007, the Company executed an amendment to the Memorandum of Understanding between ProUroCare Inc. and Urologix, Inc. dated July 27, 2005 (the “MOU”).  Under the terms of the MOU, the parties were to co-develop new products utilizing ProUroCare’s Electrical Impedance Tomography (“EIT”) technology. The EIT technology was expected to be assembled into modules that would be compatible with and incorporated into Urologix’ existing thermal therapy systems.  The project was designed into multiple phases of research, testing and development.  The first three phases were projected to cost approximately $550,000 over the following 18 to 24 months.  ProUroCare and Urologix had agreed to equally share in the development costs of these phases.  Following completion of all phases of the development program and if the modules are successful, the parties would enter into definitive agreements pursuant to which Urologix would market the new products subject to a license agreement with ProUroCare.

After completing Phase I in September 2006, it was determined that an assessment of two key project factors will be required before proceeding with the second development phase.  The first involves an assessment of the number of electrodes that will be needed to achieve an adequate level of performance, and a determination that the use of electrodes on a urethral catheter will not interfere with Urologix’ microwave system.  The second involves an evaluation the level of tissue necrosis and the level of hydration that exists throughout the thermal therapy treatment cycle to determine at what level tissue conductivity ceases to exist.  As both of these issues were outside of the MOU’s original Phase I development definition, the Company plans to conduct research on both issues at its own expense before a decision is made to move to Phase II of the program.

Under the terms of the MOU amendment, Urologix agrees to postpone any decision regarding the continuance of the remaining phases contemplated under the MOU, while the Company agrees that the assessments described above will be done and funded solely by the Company. In addition, Urologix has the right to abandon the project for any reason with 5 days’ notice to the Company, and the Company has the right to abandon the project for any reason by providing 5 days’ notice to Urologix.

The Company believes that approximately two to three months will be required to obtain answers to these two questions, but the cost of the study has not been estimated, and initiating this study is dependent upon our obtaining sufficient financing to complete the work.  Accordingly, the project has been temporarily suspended.  Further, certain technology critical to the project is licensed by the Company from Rensselaer Polytechnic Institute (“RPI”).  Under the terms of the license, as amended, the Company must initiate the Food and Drug Administration (“FDA”) approval process by filing with the FDA and commencing human clinical trials before July 13, 2008.  Management believes that due to the additional project work required, as outlined above, it is unlikely this deadline will be achieved.  Management believes that it will be able to successfully negotiate an extension of this deadline with RPI, but cannot give assurance of this.  If the Company is unsuccessful in obtaining sufficient funds to continue development of this technology, resolving the two key project factors noted above, or negotiating an extension of the RPI license, the development efforts with Urologix may be terminated, and the Company’s EIT technology may be abandoned.

Agreement to Extend Exercise Date of Warrants

Pursuant to an employment termination letter dated March 14, 2007 with Mr. William Wright, as consideration for agreeing defer payment of back wages (to be paid on the same basis as back wages will be paid to continuing employees), the Company agreed to extend the expiration date of 300,000 warrants beneficially owned by Mr. Wright from April 5, 2007 to April 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

	By:	/s/ Richard C. Carlson
March 22, 2007		Richard C. Carlson
Chief Executive Officer